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            AMENDMENT TO THE ST. PAUL COMPANIES, INC.
   AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN (THE "PLAN")

Effective May 1, 2001, Section 3 of the Plan was amended to read as follows:

     3. Shares Subject to the Plan. Subject to adjustment as provided in Section 16, the number of shares of Common Stock which shall be available and reserved for grant of Awards under the Plan shall not exceed thirty-three million four hundred thousand (33,400,000). The shares of Common Stock issued under the Plan will come from authorized and unissued shares. Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, in whole or in part, shall thereafter again be available for grant under the Plan. No more than twenty per cent (20%) of all shares subject to the Plan may be granted to Participants as restricted stock.